Exhibit (g)(8)

Appendix A

to

Custodian Agreement

dated July 20, 2007

between

Brown Brothers Harriman & Co.

and

Matthews International Funds d/b/a Matthews Asia Funds

Pursuant to the terms and conditions of the above referenced Custodian Agreement, as amended from time to time, the Custodian shall provide custody and safekeeping services to the following funds as of April 30, 2015 listed below:

Funds

Matthews Asian Growth and Income Fund

Matthews Asia Dividend Fund

Matthews Asia Growth Fund

Matthews Pacific Tiger Fund

Matthews China Fund

Matthews India Fund

Matthews Japan Fund

Matthews Korea Fund

Matthews Asia Small Companies Fund

Matthews Asia Science and Technology Fund

Matthews China Dividend Fund

Matthews China Small Companies Fund

Matthews Asia Strategic Income Fund

Matthews Asia Focus Fund

Matthews Emerging Asia Fund

Matthews Asia ESG Fund

/s/ Elizabeth E. Prickett	/s/ William J. Hackett
Brown Brothers Harriman & Co.	Mathews International Funds d/b/a Matthews Asia Funds
By: Elizabeth E. Prickett	By: William J. Hackett
Title: Managing Director	Title: President
Date: April 30, 2015	Date: April 30, 2015